SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO § 240.13d-2.
(Amendment No. 1)*

National General Holdings Corp.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

636220 303

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

MSD Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

MSD Capital, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

Black Marlin Investments, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
OO

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

MSD Credit Opportunity Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

Coral Rock Investments, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

MSD Sparrowhawk, LP.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

Vermeer Investments, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
OO

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

1	NAMES OF REPORTING PERSONS

Michael S. Dell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
			(a)	☐
			(b)	☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
-0-

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
-0-

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*			☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0%

12	TYPE OF REPORTING PERSON*
IN

* SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.	636220 303	13G

Item 1(a)	Name of Issuer:

The name of the issuer is National General Holdings Corp. (the "Company").

Item 1(b)	Address of Issuer's Principal Executive Offices:

The Company's principal executive office is located at 59 Maiden Lane, 38th Floor, New York, New York, 10038.

Item 2(a)	Name of Person Filing:

This Amendment No. 1 to Schedule 13G (“Amendment No. 1”) is being jointly filed by and on behalf of each of MSD Capital, L.P. ("MSD Capital"), MSD Partners, L.P. ("MSD Partners"), Black Marlin Investments, LLC ("Black Marlin Investments"), MSD Credit Opportunity Master Fund, L.P. ("MSD Credit Opportunity Master Fund"), Coral Rock Investments, L.P. ("Coral Rock Investments"), MSD Sparrowhawk, LP. ("MSD Sparrowhawk"), Vermeer Investments, LLC ("Vermeer Investments) and Michael S. Dell (collectively, the "Reporting Persons").  Each of Black Marlin Investments, MSD Credit Opportunity Master Fund, Coral Rock Investments, MSD Sparrowhawk and Vermeer Investments is the direct owner of the securities covered by this statement.

MSD Capital is a member of, and may be deemed to beneficially own securities beneficially owned by, Black Marlin Investments and Vermeer Investments. MSD Capital is the general partner of, and may be deemed to beneficially own securities beneficially owned by, Coral Rock Investments and MSD Sparrowhawk.  MSD Capital Management, LLC ("MSD Capital Management") is the general partner of, and may be deemed to beneficially own securities beneficially owned by MSD Capital. Each of John C. Phelan and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management.  Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities beneficially owned by MSD Capital Management.

MSD Partners is the investment manager of, and may be deemed to beneficially own securities beneficially owned by, MSD Credit Opportunity Master Fund.  MSD Partners (GP), LLC ("MSD GP") is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Each of John C. Phelan, Marc R. Lisker and Brendan Rogers is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 12, 2021, a copy of which is filed with this Amendment No. 1 as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.
Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of MSD Capital, MSD Partners, Black Marlin Investments, Coral Rock Investments, MSD Sparrowhawk and Vermeer Investments is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

The address of the principal business office of MSD Credit Opportunity Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The address of the principal business office of Michael S. Dell is c/o Dell, Inc., One Dell Way, Round Rock, Texas 78682.

Item 2(c)	Citizenship:

MSD Capital, MSD Partners, Coral Rock Investments and MSD Sparrowhawk are organized as limited partnerships under the laws of the State of Delaware.  Black Marlin Investments and Vermeer Investments are organized as limited liability companies under the laws of the State of Delaware. MSD Credit Opportunity Master Fund is a limited partnership organized under the laws of the Cayman Islands. Michael S. Dell is a citizen of the United States.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP No.:

636220 303

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4		Ownership:

A.		MSD Partners, L.P.

		(a)	Amount beneficially owned: -0-

		(b)	Percent of class: 0%

		(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

B.	MSD Capital, L.P.

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: 0

		(iv)	Shared power to dispose or direct the disposition: -0-

C.	Black Marlin Investments, LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

D.	MSD Credit Opportunity Master Fund, L.P.

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

E.	Coral Rock Investments, L.P.

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

F.	MSD Sparrowhawk, L.P.

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

G.	Vermeer Investments, LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

H.	MSD Capital Management, LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

I.	MSD Partners (GP), LLC

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

J.	John C. Phelan

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

K.	Marc R. Lisker

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

L.	Michael S. Dell

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

M.	Brendan Rogers

	(a)	Amount beneficially owned: -0-

	(b)	Percent of class: 0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: -0-

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: -0-

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule 13G is true, complete and correct.

Date: February 12, 2021

MSD Partners, L.P.		Coral Rock Investments, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Capital, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	MSD Capital Management, LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Capital, L.P.	MSD Sparrowhwk, L.P.

By:	MSD Capital Management, LLC	By:	MSD Capital, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	MSD Capital Management, LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

Black Marlin Investments, LLC	Vermeer Investments, LLC

By:	MSD Capital, L.P	By:	MSD Capital, L.P.
Its:	Member	Its:	Member

By:	MSD Capital Management, LLC	By:	MSD Capital Management, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD Credit Opportunity Fund, L.P.	Michael S. Dell

By:	MSD Partners, L.P	By:	/s/ Marc R. Lisker
Its:	Investment Adviser	Name:	Marc R. Lisker
Title:	Attorney-in-Fact
By:	MSD Partners (GP), LLC
Its:	General Partner

By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker
Title:	Manager

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated February 12, 2021

99.2
Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Schedule 13G filed by MSD Capital, MSD Energy Investments, L.P. and Michael S. Dell with the Securities and Exchange Commission on February 22, 2011 relating to the common units of Atlas Energy, L.P.).

Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)       Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 12, 2021

MSD Partners, L.P.		Coral Rock Investments, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Capital, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	MSD Capital Management, LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

MSD Capital, L.P.	MSD Sparrowhwk, L.P.

By:	MSD Capital Management, LLC	By:	MSD Capital, L.P.
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	MSD Capital Management, LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	Manager

Black Marlin Investments, LLC	Vermeer Investments, LLC

By:	MSD Capital, L.P	By:	MSD Capital, L.P.
Its:	Member	Its:	Member

By:	MSD Capital Management, LLC	By:	MSD Capital Management, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Marc R. Lisker	By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker	Name:	Marc R. Lisker
Title:	Manager	Title:	Manager

MSD Credit Opportunity Fund, L.P.	Michael S. Dell

By:	MSD Partners, L.P	By:	/s/ Marc R. Lisker
Its:	Investment Adviser	Name:	Marc R. Lisker
Title:	Attorney-in-Fact
By:	MSD Partners (GP), LLC
Its:	General Partner

By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker
Title:	Manager